Exhibit 10.5

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”), dated as of_________________________________ (the “Effective Date”) is by and between NYIAX, Inc. (“NYIAX”, “We” or “Us”) and the person or entity set forth in the signature page hereto (“Company” or “You”). NYIAX and Company may be referred to herein together as the “Parties”, or individually as a “Party.”

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Scope of the Agreement. NYIAX desires to provide a digital platform and marketplace for Sellers and Buyers to buy, sell and re-trade digital advertising contracts.

2.	Definitions.

a	“Ad” means any advertisement provided by an Advertiser or its agent.

b	“Ad Contract” or “Trade Contract” means any digital advertising contracts, including for purchase of web, application-based, print-based and video inventory on display, mobile, television or other medium created through the placement of an Order on the NYIAX Platform, which sets forth the fees, charges, and any other terms and conditions for Your use of specified Services that incorporate these terms, under which Publisher will deliver Ads on Sites for the benefit of Advertiser.

c	“Ad Creative” means a digital advertising creative (e.g., a banner, video, audio, mobile, etc. advertisement), television and any other media.

d	“Ad Inventory” is the number of Verified Impressions (as defined below) or the amount of Ad space a Publisher has on its website which is available for sale to a potential Buyer.

e	“Advertiser” or “Client” means the advertising client of Buyer, on whose behalf Buyer places an Order or enters into a Trade Contract or Ad Contract.

f	“Advertising Transaction” means, the actual or attempted purchase or sale of Ad Inventory, the serving of Ad Units to Ad Inventory, or the processing of data related to Ad Inventory or Ad Units for analysis, using the Services (as defined herein), in each case including without limitation via an Order, Ad Contract or Trade Contract.

g	“Affiliate” means, with respect to a Party, an entity that directly or indirectly controls, is controlled by, or is under common control (as defined herein) with such Party. For purposes of this definition, “Control” means direct or indirect ownership or control of more than 48% of the voting interests of the subject entity.

h	“Bid and Bidder” any representative of a Buyer, Seller or Re-Seller who places an Order for Ad Inventory or campaign assets for trade on the platform.

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i	“Bidding/Targeting Terms” means any information and/or data You provide to the Services in order to conduct Advertising Transactions.

j	“Buyer” means You, when engaged in buying or attempting to buy Ad Inventory through a Service on behalf of an Advertiser.

k	“Order” means a request to purchase an Ad Contract or Trade Contract. An Order encompasses any Custom Orders which may be created by either the Buyer or Seller from time to time.

l	“Company Data” means Your Bidding/Targeting Terms and the data from Your Advertising Transactions.

m	“Confidential Information” means any information that is directly or indirectly disclosed or made accessible by, or on behalf of, one Party or its Affiliates to the other Party or its Affiliates in connection with this Agreement, and which is identified as “confidential” or “proprietary” or which, given the nature of the information or circumstances surrounding the disclosure, should reasonably be understood by the receiving Party to be confidential or proprietary, but does not include information that the receiving Party can demonstrate it already rightfully knew or possessed, becomes public through no fault of the receiving Party, is received by the receiving Party from a third party with the legal right to disclose it, or can be shown to have been independently developed by the receiving Party without reference to the discloser’s Confidential Information.

n	“Count of Record” means the agreed upon source, selected at the time orders are matched, that represents the baseline count of delivered ads.

o	“Law” means any federal, state or local law, duly promulgated agency regulation, binding court order, administrative determination, or generally accepted industry best practice or guideline.

p	“NYIAX Rules” means the written terms and conditions for use of the Services in connection with digital and internet Advertising Transactions located in Exhibit A and further including any inventory-specific or other terms that are incorporated by reference or link, and in each case as may be modified by Agency from time to time within the Order or any other manner Agency so chooses.

q	“Reconciled Count of Record” means the amount used to generate invoicing and billing.

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r	“Seller” means a party that engages in selling, facilitating or attempting to sell Ad Inventory through a Service; or an authorized representative charged with arranging access to the Service.

s	“Service” means any products, exchanges, platforms or services advertised that We provide to Our customers.

t	“Sites” means the digital properties of any kind (e.g., websites, applications or other medium) on which a Service is utilized.

u	“Trader” a representative of any Buyer, Seller, or Re-Seller of advertising contracts.

v	"Verified Impressions" means the number of times the Ad is served to a person visiting the Seller/Publisher’s Sites which is validated through a third-party; such as, Moat, Double Verify, IAS, etc., and subject to the NYIAX Rules.

3.	Services. Company may elect to use, and We will provide, Services in accordance with this Agreement. We may also make Services or Service functionality available to Company hereunder subject to the NYIAX Rules Exhibit A. If We determine that it is necessary to modify NYIAX Rules to provide Services overall (as opposed to a request for modification for a specific Publisher or in connection with a specific Order), We may submit such request to you via email and You shall have seven (7) days to either accept or decline changes to the Services. If you elect to decline, then (a) no additional Orders or Contracts may be entered by You and (b) the Agreement shall terminate upon completion of all of Your existing Orders and Contracts. In the event of a conflict between the terms of this Agreement and the Order, the terms of the Order shall prevail, provided that if the Order is modified by You and agreed by the counter-party then the applicable terms of such Order (including any Ad Contract or Trade Contract) shall prevail.

4.	Our Representations and Obligations. We represent and warrant that (a) We have and will have all necessary rights and authority to enter into this Agreement and each Order and Ad Transaction and provide Services to you; (b) Our provision of the Services will be in compliance with all applicable Laws and (c) the Services will facilitate Advertising Transactions according to Your Bidding/Targeting Terms, provided, however, that We are not responsible for inaccurate or incomplete information and/or data provided by You or a third party through the Services.

5.	Your Representations and Obligations. You represent and warrant that You (a) have and will have all necessary rights and authority to enter into this Agreement and perform Your obligations hereunder; and (b) are and will be at all times authorized to act on behalf of each of Your Clients. You will (i) be solely responsible for all use of the Services hereunder, subject to the NYIAX Rules; (ii) use the Services in compliance with Your agreements with third parties; (iii) not violate, or use the Services in a way that violates (or causes Us to violate) any applicable Law or third party right; and (iv) have obtained, and hereby do grant to us, all rights in and to Your and Your Clients’ Ad Units, Ad Inventory, and Sites reasonably required for Us to deliver the Services. Your Affiliate(s) may use the Services pursuant to this Agreement if We are provided notice of such Affiliate(s) in writing and where such Affiliates shall be listed in an addendum to this Agreement, provided that You will be liable for the acts and omissions of any such Affiliate and We are under no obligation to invoice or pay any such Affiliates directly unless We otherwise agree.

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6.	Payments; Payment Obligations.

6.1.	Payments.

a	Payment Terms. Payment terms will be specified in the “Payment Terms” section of Your Order(s), any resulting Trade Contract, or as provided in the NYIAX Rules (the “Payment Terms”), and as stated herein.

b	Advertising Payment to NYIAX. Notwithstanding anything to the contrary set forth in Your Trade Contract, all payments incurred and owed by Buyer in connection with each Trade Contract entered into between the Buyer and Seller (each, an “Advertising Payment”) will be made directly to NYIAX, and not to or through any Sellers. All Advertising Payments made under this Agreement will be in U.S. dollars, unless the Seller has indicated a different currency with respect to a particular Order or resulting Trade Contract, in which case Buyer must pay in the currency indicated by Seller. Upon receiving and clearing the Advertising Payment from Advertiser or Buyer in full, NYIAX will pay amount owed to Seller.

c	Payment Liability of NYIAX. Unless otherwise set forth on the Order and further subject to the payment obligations under the NYIAX Rules, Seller will hold NYIAX liable for payments solely to the extent proceeds have cleared from Advertiser or Buyer to NYIAX for Ads placed in accordance with the Order(s) and resulting Ad Contract(s). NYIAX will indemnify and hold harmless Advertiser and Buyer with respect to any amounts due to a Seller which Buyer or Advertiser has cleared to NYIAX. Buyer and Seller understand that NYIAX has no obligations relating to such payments, either joint or several, except as specifically set forth in this Section 6.1(c).

d	Amounts Payable Tracking, Reporting and Invoicing. Advertising Payment for each Ad Transaction includes (i) all amounts payable by Buyer to Seller for such Ad Transaction and related data fees, if any, , and (ii) Transaction Fees charged by NYIAX as defined in Section 6.1(e) below. Advertising Payments are based upon the Reconciled Count of Record, which is identified and agreed upon by both Buyer and Seller on a per Trade Contract basis. Notwithstanding Exhibit A, NYIAX Rules, NYIAX will track and report the delivery of Ads for the purposes of calculating fees to be invoiced to Buyer based on the Reconciled Count of Record. Tracking numbers and statistics based on agreed upon Count of Record, subject to Exhibit A, NYIAX Rules or any other mutually agreed upon terms or amount between the Buyer and Seller.

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e	Transaction Fee. NYIAX takes a transaction fee from all Advertising Transactions (the “Transaction Fee”) at a rate of which is negotiated with the Seller of the gross amount indicated in the Order from each trade plus any related data or other charges. The Transaction Fee is taken from the Seller, and in no event will Buyer be charged more than the amount indicated on the Order plus any agreed upon data charges. The Transaction Fee rate may be subject to adjustment subject to the mutual agreement of Buyer and NYIAX. Changes to the Transaction Fee rate will apply only to contracts entered into after the adjustment. All prior contracts remain at the previous rate, regardless of the date they are processed. If Buyer and NYIAX are not able to agree on an adjustment to the Transaction Fee, then subject to the foregoing sentence, either party has the right to terminate this Agreement upon not less than sixty (60) days written notice. Your use of the Services may be subject to credit limits, as determined by Us in Our sole discretion from time to time. You are responsible for providing complete and accurate billing and contact information to us as We may reasonably require and notifying Us promptly of any changes to such information.

f	Invoicing and Payment. NYIAX will act as the financial intermediary for both Buyer and Seller, collecting the fees as set forth in the Ad Contract from Buyers and distributing to Sellers, less Transaction Fee. In accordance with the Payment Terms, We will invoice Buyer for use of the Services, and Buyer will pay Us the invoiced amounts by the applicable payment date (such date, the “Payment Date”). In the event that NYIAX allows direct payment from Buyer to Seller, Sellers shall remit Transaction Fee directly to NYIAX. No fees owed to Us will be prorated if You decide to cease use of a Service or the Agreement is terminated prior to the end of a payment period.

g	Prepaid and Postpaid Payments. Buyer will pay each Advertising Payment on a prepaid basis (e.g., credit card, PayPal) (“Prepaid Payment”) or on a postpaid basis (“Postpaid Payment”). Postpaid Payment will only apply to Orders entered into with Sellers that have designated Buyer to receive net 30, 45, 60 or negotiated day terms via the NYIAX user interface. For Orders subject to Postpaid Payment, Buyer will pay each Advertising Payment by check or wire transfer to an account designated by NYIAX within the time period specified by the applicable Seller (30, 45, 60, or negotiated days terms) of receipt of invoice. NYIAX reserves the right to: (i) change acceptable methods of Prepaid Payment (e.g., eliminate PayPal) by updating these terms or by providing Buyer with notice via email or via the NYIAX user interface.

6.2.	Additional Payment Terms - NYIAX acknowledges and agrees that Buyer is an agency acting on behalf of its Advertiser Clients, with whom it has “sequential liability” agreements in place. With respect to any invoices hereunder, Advertiser shall be solely liable to NYIAX for all corresponding amounts. Buyer shall be liable for such payment only to the extent that Buyer has been paid by Advertiser. If Buyer fails to pay fees invoiced by NYIAX by the payment due date (assuming payment was made by Advertiser), NYIAX will have the right to suspend Buyer’s access to and use of the System. Otherwise, NYIAX will provide Buyer for access to and use of the System for other Advertiser(s) to the extent such Advertiser(s) credit is not in question. Buyer will pay any reasonable attorneys' fees and/or collection costs incurred by NYIAX in collecting any amounts that are more than thirty (30) days past due under this Agreement (assuming payment was made by Advertiser). Buyer acknowledges and agrees that any payment method information that Buyer provides to NYIAX may be shared by NYIAX with companies who work on NYIAX's behalf, such as payment processors and/or credit agencies, solely for the purposes of checking credit, effecting payment to NYIAX and servicing Buyer’s Account. Taxes - Charges for Services do not include any taxes or government charges levied by or due to any duly authorized taxing authority and You will, without offset against or deduction from amounts otherwise owed by You hereunder, pay any such taxes and government charges derived from or imposed on transactions through the Services, including sales, value-added, goods and services, use, transfer, gross income based withholding, privilege, excise and other taxes and duties, in the event that requires such taxes or government charges be collected and/or withheld. We will provide prompt notice to You (email to suffice) of any such taxes imposed. Such taxes or government charges may be withheld retroactively, if applicable, and will be held in trust. In such event, You must promptly provide Us with completed and accurate tax forms and all other similar materials We reasonably require (“Tax Materials”). Notwithstanding anything set forth to the contrary in this Agreement, We may (a) withhold payments owed to You hereunder without penalty or late fee until We have received Your Tax Materials, and (b) deduct any applicable withholding taxes payable by You from payments owed to You by Us hereunder as required by Law. Once We have received the Tax Materials, We will use commercially reasonable efforts to pay any amounts not paid to You pursuant to the foregoing subsection (a) as soon as reasonably practicable.

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7.	Your Obligations and Service Rules.

7.1.	Prohibited Acts.

a	General. You will not, will not attempt to, and will not assist or knowingly permit any third party to: (i) copy, reproduce, modify, disassemble, decompile, reverse engineer, or create derivative works of any Service (or portion thereof); (ii) breach, disable, interfere with, or develop or use any workaround for, or otherwise misuse or damage, any Service or any activity on an NYIAX server; (iii) set, read, write, modify, or delete any cookie on an NYIAX-owned, operated, or controlled domain or use Our Services to modify cookies on any domain You do not own, operate, or control, or otherwise have appropriate authorization to modify; (iv) pass to us, or otherwise associate an NYIAX-provided identifier with, or use in association with the Services to target advertising, any information that (A) by itself directly identifies an individual, such as a person’s name, address, phone number, email address, or government identifier, or (B) is deemed sensitive by any applicable Privacy Law, as that term is defined below, (including, as applicable and without limitation, health information and information about children or an end user’s visit to a child-directed Site), or (C) in a manner inconsistent with the NYIAX Rules (including pertaining to children and sensitive information); (v) pass incomplete or incorrect Bidding/Targeting Terms; or (vi) when using any Service, collect or use data provided by, from, or related to a third-party Buyer, Seller, advertiser, publisher or Site (each, a “Third-Party User”), for purposes of segmenting, re-targeting, creating, supplementing or amending user or inventory profiles, or amending interest categories, or syndication or other distribution to third parties, unless, (A) such data collection and usage are authorized by or on behalf of the applicable Third-Party User, or (B) when You are using the Service as a Buyer, the data is independently derived by You from a user’s “click” or other interaction with an Ad Unit and not related to the Seller or underlying publisher, unless with their written consent.

b	Buyer-Specific. When using the Service as a Buyer, You will not: (i) provide an Ad Unit to us or configure the Ad Unit to link to digital properties (e.g., websites and applications) that (A) will, when viewed or clicked, cause the download or delivery of any software or executable code (without effective user consent), virus, or malicious or social engineering (phishing) code or features, or (B) is deceptive, or violates or infringes upon the rights of any third party; or (ii) disclose Ad Inventory availability, volume, or pricing data obtained through the Service without authorization from the Seller, except to provide reporting to Your applicable Client(s) about their Advertising Transactions.

7.2.	Additional Service Rules.

All Advertising Transactions deemed by Us to be executed pursuant to the Services are final and binding, and You will be ultimately responsible for any and all payment obligations for Your Trade Contracts and Ad Contracts. You will have no recourse against Us for (i) any Trade Contracts or Ad Contracts that does or does not occur based on erroneous Bidding/Targeting Terms entered by You or any other party to Your Advertising Transactions, and (ii) any discrepancy between Buyer and Seller will defer to the Count of Record, unless Buyer and Seller have agreed otherwise. If any Trade Contract or Ad Contract is never delivered or displayed, the Buyer may deem the Trade Contract or Ad Contract as void ab initio and neither Buyer nor Advertiser shall not be liable for any fees. If any Trade Contract or Ad Contract is underdelivered or is not delivered as required by the Order (or any modification thereto accepted by Seller and Buyer) and subject to the NYIAX Rules, then upon your request NYIAX will work with the Seller to provide an appropriate makegood or credit reasonably satisfactory to You, or We will provide reasonable support for your own negotiation with such Seller.

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7.3.	Third Party Beneficiaries. We operate a marketplace for Buyers and Sellers to transact with each other. We are neither the Buyer nor the Seller in Trade Contracts or Ad Contracts, and therefore do not assume, and expressly disclaim, all liability arising from Your use of the Services except as expressly set forth in this Agreement, including but not limited to, liability arising from Ads, Ad Inventory, and Sites. To facilitate direct dispute resolution between Buyers and Sellers using our Services each Seller that You purchase Ad Inventory from is an intended third-party beneficiary of Your obligations as a Buyer hereunder (including payment obligations) for their Trade Contracts and Ad Contracts with You. You agree not to assert a defense based on lack of privity against any Seller seeking to enforce this Section 7.3. In addition, with respect to any Ad Transaction entered on its behalf, Advertiser shall be deemed a third-party beneficiary of this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto. Except as set forth in Sections 7.3 and 13, there are no third-party beneficiaries to this Agreement.

8.	Confidentiality. In addition to and not in lieu of the confidentiality obligation sunder the NYIAX Rules, a Party receiving Confidential Information may only use Confidential Information to exercise its rights and fulfill its obligations under this Agreement and will take reasonable measures to avoid unauthorized disclosure or misuse of the Confidential Information, including, but not necessarily limited to, taking such security precautions as it takes to protect its own Confidential Information. The receiving Party will not disclose Confidential Information, except (a) to its and its Affiliates’ employees, Subcontractors, or professional advisers who have a legitimate need to know the Confidential Information and are legally bound to keep it confidential, (b) to a potential acquirer of the receiving Party’s relevant assets, stock, or business under a strict duty of confidentiality, but only to the extent such potential acquirer has executed a term sheet, letter of intent or other similar agreement to negotiate such acquisition, and (c) as required to be disclosed by applicable Law, or judicial or other governmental or regulatory order (provided that the disclosing Party must use reasonable efforts to notify the other Party, unless legally prohibited, prior to disclosure in order to afford such other Party the opportunity to at its own expense seek a protective order or otherwise prevent or limit the disclosure). The fact that You are a customer of NYIAX and the Ad Inventory You make available or are expected to make available for sale through NYIAX and Your use of functionality in connection with Our Services is Confidential Information, provided that such facts may be disclosed solely as required in connection with the Services, including to the Seller when you enter into an Ad Transaction with such Seller. The terms of this Agreement are Confidential Information belonging to both Parties.

9.	Privacy. In consideration of the Services provided and used hereunder, both You and NYIAX will ensure that Your Bidding/Targeting Terms are acquired in accordance with applicable privacy laws, rules, and regulations, including industry self-regulations (“Privacy Laws”).

10.	Data, Propriety Rights and Licenses.

10.1.	Data. As between You and NYIAX, You will own Your Company Data. You hereby grant Us the right to use and disclose Company Data solely (a) as aggregate Service statistics that do not serve to identify You or an Advertiser; (b) to provide, manage, maintain, and enhance the Services (including disclosure of impression-level information to the relevant counterparties in Your Advertising Transactions); (c) as elected by You in connection with Your use of the Services (including disclosure to third parties You expressly authorize); (d) to enforce Our rights under this Agreement as reasonably required. NYIAX shall be permitted to retain aggregated data from Orders, Trade Contracts, Ad Contracts, and data utilized in reconciliation solely for its internal use; provided that NYIAX shall not keep non-aggregated data on a particular Buyer or Advertiser except as required to provide the Services or with the Buyer’s express consent.

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10.2.	Proprietary Rights. We grant You the non-exclusive license and right to access and use Our Services to conduct Advertising Transactions, subject to the terms and conditions of this Agreement. Each Party owns and retains all right, title and interest in and to all of its intellectual property, and no rights are granted to the other Party’s intellectual property except as expressly set forth in this Agreement. Our intellectual property includes all aspects of Our technology, branding, and Services, including any software or applications developed or created by Us (or on Our behalf) that can access or communicate with Your servers or systems using Our or Your API specifications (“Intellectual Property Rights”). You grant to Us and Our Affiliates a worldwide, perpetual, irrevocable, royalty-free right to use and incorporate into the Services any suggestion, input, enhancement request, recommendation, correction, specification, or other feedback provided by You relating to the operation of the Services that is not Your Confidential Information.

10.3.	No Implied Licenses. Except to the extent set forth herein, (a) We do not grant You any other license, express or implied, to Our Intellectual Property Rights, and (b) nothing in this Agreement or the performance thereof, or that might otherwise be implied by law, will operate to grant either Party any right, title or interest, implied or otherwise, in or to the Intellectual Property Rights of the other Party. We expressly reserve all Our Intellectual Property Rights not expressly granted hereunder.

11.	Term; Termination; Suspension. Buyer may terminate an Order at any time before the Order is accepted by Seller, and thereafter may terminate the Order according to the terms of the NYIAX Rules, or, if applicable, the terms of such Order. Either Party may terminate this Agreement or any Exhibit, Order, supplement, or addenda immediately on notice to the other Party that it is in material breach of this Agreement or such Exhibit, Order, supplement, or addenda; provided however that if the breach is capable of cure, the breaching Party will have thirty (30) days from the notice date to cure the breach to the non-breaching Party’s reasonable satisfaction. We may immediately suspend Your use of the Services with written thirty (30) days’ notice (a) if, acting in good faith, We determine You have failed to pay any amount invoiced hereunder as of the applicable Payment Date or, without notice, (b) if You (i) become insolvent or generally unable to pay Your debts as they become due, (ii) file or have filed against You a petition for voluntary or involuntary bankruptcy and, in the case of involuntary bankruptcy, such petition is not dismissed within sixty (60) days, (iii) make or seek to make a general assignment for the benefit of Your creditors, or(iv) apply for or consent to the appointment of a trustee, receiver or custodian for a substantial part of Your property or business. Notwithstanding termination of this Agreement, any provisions of this Agreement that by their nature under the circumstances are intended to survive, will survive termination.

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12.	Disclaimers; Limitation of Liability. EACH PARTY DISCLAIMS ALL IMPLIED AND STATUTORY WARRANTIES, INCLUDING FOR NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR ANY PARTICULAR PURPOSE. TO THE FULLEST EXTENT PERMITTED BY LAW, REGARDLESS OF THE THEORY OR TYPE OF CLAIM: (a) EXCEPT FOR BREACH(ES) OF SECTIONS 4, 7.1, 8 AND/OR INDEMNIFICATION OBLIGATIONS HEREUNDER FOR ANY ACTUAL OR ALLEGED BREACH, NEITHER PARTY MAY BE HELD LIABLE UNDER THIS AGREEMENT OR ARISING OUT OF OR RELATED TO PERFORMANCE OF THIS AGREEMENT FOR ANY LOSS OF PROFIT OR REVENUE, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THE PARTY IS AWARE OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE; (b) OTHER THAN PAYMENT OBLIGATIONS UNDER THIS AGREEMENT AND EXCEPT FOR BREACH(ES) OF SECTIONS 4, 7.1, 8 AND/OR INDEMNIFICATION OBLIGATIONS HEREUNDER, EACH PARTY’S MAXIMUM AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO BREACH OF THIS AGREEMENT WITH RESPECT TO THE PROVISION OF ANY SERVICE WILL NOT EXCEED THE AGGREGATE TOTAL AMOUNT OF FEES (EXCLUSIVE OF THE COST OF AD INVENTORY) PAID TO US FROM YOU WITH RESPECT TO SUCH SERVICE DURING THE TWELVE (12) MONTHS BEFORE THE DATE WHEN THE LIABILITY AROSE.

13.	Indemnification

13.1.	Each Party (in such capacity, the “Indemnifying Party”) will defend, indemnify, and hold harmless the other Party (for You, including the applicable Advertiser) and its respective officers, directors, employees, and agents (each, an “Indemnified Party”) from all third-party claims and liabilities (including reasonable attorneys’ fees and costs) arising out of or related to the Indemnifying Party’s (a) breach or alleged breach of this Agreement or any of the representations, warranties or covenants herein; (b) the negligence or willful misconduct of the Indemnifying Party in connection with the performance of this agreement; or (c) infringement or misappropriation of a third party’s trade secret, or U.S. patent, trademark, or copyright in connection with (i) with respect to us, the software and other technology We use to provide the Services hereunder; and (ii) with respect to you, the Ad Units, Ad Inventory, Sites, technology, data, or other materials You provide or use with the Services (“Company Materials”) (the indemnification obligation of each Party described in this clause (c), the (“IP Infringement Obligation”). The previous sentence states the sole liability of the Indemnifying Party, and the sole remedy of the Indemnified Party, with respect to any third-party claim arising out of the Indemnifying Party’s breach of this Agreement or misappropriation or infringement of intellectual property.

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13.2.	The Indemnified Party must (a) promptly notify the Indemnifying Party in writing of any third-party claim (provided that a failure to promptly notify will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it has been prejudiced by such failure); (b) reasonably cooperate with the Indemnifying Party in the defense of the matter, at the Indemnifying Party’s expense; and (c) give the Indemnifying Party primary control of the defense of the matter and negotiations for its settlement. The Indemnified Party may, at its own expense, join in the defense with counsel of its choice. The Indemnifying Party may not enter into a settlement unless it (i) involves only the payment of monetary damages by the Indemnifying Party, and (ii) includes a complete release of liability in favor of the Indemnified Party; any other settlement will be subject to the written consent of the Indemnified Party (not to be unreasonably withheld).

13.3.	Our IP Infringement Obligation will not apply to claims to the extent directly and substantially arising from (i) Your use of the Service in violation of this Agreement, (ii) the Company Materials’ infringement or misappropriation of a third party’s trade secret, or U.S. patent, trademark, or copyright, or (iii) the combination, operation, or use of the Service(s) with any product, service or material not provided by Us or on Our behalf. Your IP Infringement Obligation will not apply to claims to the extent directly and substantially arising from (a) Our provision of the Service in violation of this Agreement, or (b) Our infringement or misappropriation of a third party’s trade secret, or U.S. patent, trademark, or copyright. If a Service becomes, or in Our reasonable opinion is likely to become, the subject of an intellectual property infringement claim, We will promptly notify You and, at Our sole option and expense, either: (x) procure the right to continue providing the Service as contemplated by this Agreement, (y) modify the Service to render it non-infringing, or (z) replace the Service with a substantially equivalent, non-infringing service. If none of the foregoing options is commercially practicable, then each Party will have the right to terminate this Agreement with respect to the infringing Service.

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14.	Force Majeure. Neither party shall be liable for a delay in performance of its obligations and responsibilities under this Agreement due to causes beyond its control, and without its fault or negligence, such as but not limited to war, embargo, national emergency, insurrection or riot, acts of the public enemy, fire, flood or other natural disaster, provided that said party has taken reasonable measures to notify the other promptly in writing, of delay and planned course of action to abate or remove the force majeure event (but in any event, within 72 hours of the force majeure event).

15.	General Provisions.

a	All notices under this Agreement must be in writing (including by email) and will be deemed effective when delivered. All notices shall be sent to the applicable mailing address or email address listed for each Party in the signature block at the end of this Agreement. All notices of termination or default to You will be sent to Your address to the attention of Business and Legal Affairs (legal@NYIAXmedia.com). For clarity in connection with email notice, delivery will not have occurred if an automatic out-of-office or similar automatic absentee replies is generated.

b	This Agreement is governed by and construed in accordance with New York Law without regard to the conflicts of law rules thereof. THE JURISDICTION AND VENUE FOR ALL DISPUTES HEREUNDER WILL BE THE STATE AND FEDERAL COURTS IN THE COUNTY AND STATE OF NEW YORK, AND THE PARTIES HEREBY CONSENT TO PERSONAL JURISDICTION IN THOSE COURTS.

c	Neither Party may assign or transfer any part of the Agreement without the written consent of the other Party, except that this Agreement may be assigned without consent (i) to a person or entity who acquires all or substantially all of the assigning Party’s assets, stock or business, or (ii) by any NYIAX entity or Agency to its Affiliate(s). Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties, their respective successors and permitted assigns.

d	This Agreement constitutes the Parties’ entire agreement relating to its subject and supersedes any prior or contemporaneous agreements on that subject, including any exhibits for use of any Services executed prior to the Effective Date of the Agreement; provided that any non-disclosure agreement entered into between the Parties will survive execution of this Agreement in accordance with the terms thereof, but shall not apply with respect to Confidential Information disclosed hereunder.

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e	If any provision of the Agreement is found unenforceable, it and any related provisions will be interpreted to best accomplish the unenforceable provision’s essential purpose.

f	Each Party is permitted to use Subcontractors in connection with this Agreement but is liable for their acts and omissions.

g	The Parties are independent contractors, and this Agreement does not create an agency, partnership, or joint venture.

h	Notwithstanding anything to the contrary in this Agreement, We do not guarantee any Service will be operable at all times or during any down time caused by outages to any public Internet backbones, networks, or servers, any failures of equipment, systems or local access services, or for previously scheduled maintenance.

i	You may not resell any Service, it being understood and agreed that Your use of Services hereunder on behalf of Clients (whether or not for additional compensation from a Client) will not be deemed a breach of this clause (i).

j	The Parties may execute this Agreement in counterparts, including facsimile, PDF and other electronic copies, which taken together will constitute one instrument, and nothing in this Agreement, nor any modification, supplement, or Order thereto, will be legally binding upon the Parties until executed by each Party in accordance with the terms hereof.

NYIAX, Inc.	Company Name

By:	By:
Title:	Title:
Date:	Date:

Page | 12	NYIAX, Inc. Confidential MSA V1

Exhibit A “NYIAX Exchange Rules”

NYIAX Exchange Rules

These NYIAX Exchange Rules for use of the NYIAX Forward Contract Marketplace Version 1.0.4, are intended to offer Buyers and Sellers (collectively, “Parties” and individually as “Participant”) a standard for conducting business in a manner acceptable to the Parties which establishes a Contract through the NYIAX Platform. This document represents the Parties’ mutual understanding for doing business as related to any Contract facilitated through the NYIAX Platform. This document may not fully cover arrangements involving content association or integration, and/or special production. The terms of the Master Services Agreement (“MSA”) are incorporated herein and take precedent, unless expressly agreed to otherwise within the Order.

DEFINITIONS

“Ad or Ad Unit” means any advertisement provided by Agency on behalf of an Advertiser.

“Ad Contract or Trade Contract” means digital advertising contracts, including web, application-based, print-based and video inventory on display, mobile, television or other medium.

“Ad Contract Value” means the agreed upon price that Buyer will pay to Seller upon completion in full of the associated Ad Contract.

“Advertising Materials” means artwork, copy, or active URLs for Ads.

“Affiliate” means, as to an entity, any other entity directly or indirectly controlling, controlled by, or under common control with, such entity.

“Bid” means a request to purchase all or part of an Order, consisting of a price and volume associated with the applicable Order details.

“Bidding/Targeting Terms” means selected terms within the Order which are used to constitute the Order. “Billable Contract Value” means the final price that Buyer is responsible for once an Ad Contract has completed delivery in accordance with the Contract Terms, based on the Ad Contract Value multiplied by the Reconciliation Volume Percentage.

“Buyer” means the Party who contracts against an Order, usually an Advertiser or Advertising Agency on behalf of an Advertising client.

“Order” means any Order Request to purchase an advertising contract, any Order soliciting Bids for the purchase of an advertising contract, or any Custom Orders, RFP (Request for Proposal) and RFQ (Request for Quote) which relate the terms which either the Buyer or Seller wish to adhere to. Custom Orders or Special Orders may over-ride existing Rules of Exchange, which shall be explicitly stated within the Order itself.

“Campaign Asset” means the creative to be delivered to fulfill the Ad Contract.

“Contract Asset Volume” means the total number of Ads to be delivered to fulfill the Ad Contract.

“Contract Terms” means the parameters and requirements identified in a Trade’s matching Buyer and Sellers Orders, which are inculcated into an Ad Contract.

“Count of Record” means the agreed upon source, selected at the time orders are matched, that represents the verification provider utilized to determine the Reconciliation Volume Percentage.

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“CPA Deliverables” means Deliverables sold on a cost per acquisition basis. “CPC Deliverables” means Deliverables sold on a cost per click basis. “CPL Deliverables” means Deliverables sold on a cost per lead basis. “CPM Deliverables” means Deliverables sold on a cost per thousand impression bases.

“Deliverable” or “Deliverables” means the inventory delivered by Seller (e.g., impressions, clicks, or other desired actions).

“Lock Date” means the date after which an Order may no longer be transacted against or where any Positions related to an Order may no longer be resold.

“Participant” means any company who has registered with NYIAX as a Buyer and or Seller, and which has signed a Master Service Agreement with NYIAX inclusive of these NYIAX Exchange Rules.

“Position” is a result of completed Trade.

“Pre-Delivery Milestones” are requirements to be completed prior to the start of Ad delivery.

“Reconciliation Volume Percentage” is the finalized Total Delivery percentage taken seven (7) days post campaign end-date, or seven (7) days post the Contract Extension end date if applicable.

“Representative” means, as to an entity and/or its Affiliate(s), any director, officer, employee, consultant, contractor, agent, and/or attorney.

“Represented Client” is the party represented by the Agent acting as principal on the NYIAX platform.

“Seller” means the publisher listed on the applicable Order; or a party (e.g., a publisher (“Publisher”)) engaged in selling, facilitating or attempting to sell Ad Inventory through the NYIAX System (defined below); or an authorized representative charged with arranging access to the NYIAX System.

“Trade or Position” is a matching of two Orders between Buyer(s) and Seller(s). Trade is a Position.

“Terms” means these NYIAX Exchange Rules for use of the NYIAX Forward Contract Marketplace Version 1.0.2. “Third Party” means an entity or person that is not a party to an Ad Contract; for purposes of clarity, Seller, Agency, Advertiser, and any Affiliates or Representatives of the foregoing are not Third Parties.

“Third Party Ad Server” means a Third Party that will serve and/or track Ads.

“Total Delivery” is calculated as the total delivered volume, reported by the Count of Record, divided by the Contract Asset Volume, resulting in a percentage rounded to nearest integer. Total Delivery is displayed in the NYIAX Platform reconciliation interface and is updated daily throughout the delivery of the campaign.

PARTICIPATION

a.	Registration of Firm Administrator. Participation in the NYIAX Exchange System (“System”) requires current registration as such with NYIAX. Participant will be provided a Firm Administrator Account (“Firm Administrator Account”), and shall designate to NYIAX in writing, a primary contact person responsible for the management and utilization of the System on behalf of the Participant (“Firm Administrator”), to be associated with the Firm Administrator Account. The Firm Administrator shall be an employee or authorized agent of the Participant. Participant may access the System using the Firm Administrator Account and may have multiple User Accounts (defined below) to be managed under the Firm Administrator Account. Such registration of the Firm Administrator Account shall be conditioned upon the Participant’s initial and continuing compliance with the following requirements:

i.	execution of applicable agreements (MSA) with NYIAX;

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ii.	compliance with all applicable rules and operation procedures of NYIAX and its System, unless otherwise agreed to between NYIAX and Participant;

iii.	acceptance and settlement of each NYIAX trade that NYIAX identifies as having been affected by such Participant; and

iv.	input of accurate information into the System.

b.	Approval. A Participant’s registration shall become effective upon receiving notice of NYIAX’s approval of registration.

c.	User Accounts. Under the Firm Administrator Account, a Participant may issue multiple individual User accounts (“User Accounts”) with individual login and passwords for each employee, Affiliate, or independent contractor, who will have access to the System. User Account holders may have different permissions assigned to them by the Firm Administrator and shall comply with the registration requirements set forth in Section I(a)(i-v) and are subjected to the MSA and these Terms.

d.	Changes to Firm Administrator Account. Participant shall notify NYIAX of any changes related to the individual associated with the Firm Administrator Account. Notice should be submitted by email to the Participant’s NYIAX customer success representative.

e.	NYIAX Access. Participant and/or its Firm Administrator will grant to NYIAX or its representative free access to the Participant’s Firm Administrator Account and/or User Accounts where the System is used. Such access shall be for the purposes of: (i) inspection, audit or testing; (ii) maintenance, repair or replacement of any part of the System; or (iii) maintenance of System pursuant to the MSA and these Terms. NYIAX shall comply with Participant’s reasonable security regulations.

II. NYIAX SYSTEM OPERATION

a.	Discovery.

i.	Either an Order to Buy or to Sell are created and listed on the System for review by Participants.

ii.	NYIAX may adjust any Order, cancel Orders or Bids as it deems necessary to mitigate market disrupting events caused by malfunctions in the System or errors in Ad Inventory. NYIAX shall disseminate notice to impacted Buyer or Seller of any change or cancellation of Orders pursuant to Section IX.

iii.	Orders shall be available for Trade until the Lock Date, or until cancel by the originating Party.

b.	Trading.

i.	Trades may be affected by either Buyers or Sellers where each counterparty’s asset and requirements align based on NYIAX platform Orders. Trades will execute upon the completion of trade verification obligations outlined in in sections III(c) and IV(c) for Seller and Buyer (below) respectively.

ii.	A Trade may occur between matching Order Requests or Bids and Orders. A Trade results in a Position which may be resold pursuant to the associated Order Terms. Positions are finalized at Lock-Date, or at the time of Trade should a Seller deny an Order’s resell ability, as per Section III(e), below. Finalized Trade between two counterparties result in the creation of an Ad Contract containing all agreed upon Contract Terms and are governed by the Terms of this agreement.

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c.	Pre-Delivery.

i.	For a seven (7) day period (“Lock-Down Period”) prior to the campaign start date for any Ad Contract, the associated Positions cannot be re-traded.

ii.	Buyer shall use commercially reasonable efforts to deliver ad materials to Seller in compliance with Section XII, Ad Materials (below).

iii.	Seller shall use commercially reasonable efforts to create, test/QA, and enter ad delivery tags into delivery system.

iv.	Buyer and Seller will use commercially reasonable efforts to provide any delivery verification credentials or identifiers to NYIAX in compliance with Section VIII(b)(below).

d.	Delivery.

i.	During Delivery Buyer and Seller will use best efforts to track the progress of delivery of the campaign and will use all commercially reasonable means to adjust the pace of the campaign if under-delivery appears likely.

III. SELLER’S SPECIFIC DETAILS

a.	Creation of Orders. NYIAX provides a method for Sellers to create customized aggregations of advertising attributes, and related delivery and business requirements (“Orders”) in the System based on current forecasting and sales packages (including site taxonomy). Seller will input a number of Bidding/Targeting Terms for each Order in the System and will be solely responsible for the accuracy of the details. Orders will meet the IAB’s Ad inventory Specifications.

b.	Technical Specifications. Seller will make available any technical specifications and any limitations on a per Order basis. Seller may not change Order specifications, such as ad size or creative restrictions once a Trade has occurred.

c.	Trade Verification Obligations and Acceptance of Bids. Buyers may submit Bids against Orders posted to the open market, or in response to private Orders posted directly to individual Buyers. Seller shall use commercially reasonable efforts to validate the availability of forecasted inventory volumes, as well as the Buyer proposed Bidding/Targeting Terms prior to accepting any Bid. Upon acceptance of a Bid, a Trade occurs.

d.	Re-sale through the System. Seller may, at the time of an Order creation, elect to allow a Buyer to re- sell Positions acquired through a trade generated against the Order in question (“Re-Trade”). Seller acknowledges that Buyer may resell its existing Position via the System as set forth in Section IV(b) below.

e.	Impressions and Click Fraud.

i.	Seller shall not authorize any party to generate automated, fraudulent, or otherwise invalid impressions or clicks. If activity related to the Seller’s website is suspected or determined to be so- called "click-fraud" or "impression fraud" (the illicit manipulation of advertising revenue), whether in any automated or human way, by the use of a person, an automated script or a computer program (for example, online robots or "bots") to click on any NYIAX-traded advertisements, or any other fraudulent means, to increase impressions, skew results or imitate a legitimate user of a web browser reloading or clicking on an ad for the purpose of generating an improper click or impression value and generating revenue, NYIAX may suspend or otherwise disable Seller’s account until such time as the matter is resolved to NYIAX’s satisfaction.

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ii.	Publisher acknowledges that NYIAX may use its own tag (“NYIAX Tag”) to monitor end user information in order to track suspicious clicks through source and behavior of the click traffic.

iii.	NYIAX retains the right to not credit Publisher for those clicks or impressions that it determines, or suspects are fraudulent based upon the billing source

IV. BUYER’S SPECIFIC OBLIGATIONS

a	Creation of Order Requests. NYIAX provides a method for Buyers to create customized aggregations of campaign targeting needs, along with related delivery and business requirements (“Order Requests”) Buyer will input a number of Bidding/Targeting Terms for each Order Request in the System and will be solely responsible for the accuracy of the details.

b	Discovery Buyers may browse posted Orders in the System, as well as post Order Requests to the open market. Buyers may also specify specific Sellers to send private Order Requests.

c	Trade Verification Obligations and Bidding. Buyers may place Bids, consisting of a price and volume submitted to a Seller, against Orders that they have discovered either through the open market or through private channels within the NYIAX System. Buyer shall use commercially reasonable efforts to validate that the Seller proposed Bidding/Targeting Terms associated with an Order meet the needs of the Buyer. Upon acceptance of a Bid by a Seller, a Trade occurs.

d	Resale through NYIAX. Buyer acknowledges that, after acquiring a Position, Buyer may resell all or a portion of its Position via the System through a re-sale transaction, subject to the original Order, including but not limited to, (i) Bidding/Targeting Terms, such as placement details and white and black lists (ii) delivery and pacing terms, (iii) creative restrictions, which cannot be changed in the resale.

e	Buyer Prohibited Acts. When using the Service as a Buyer: (i) Participant will not provide an Ad Unit to NYIAX or configure the Ad Unit to link to digital properties (e.g., websites and applications) that (A) will, when viewed or clicked, cause the download or delivery of any software or executable code (without effective user consent), virus, or malicious or social engineering (phishing) code or features, or (B) is deceptive, or violates or infringes upon the rights of any third party; or (ii) disclose Ad Inventory availability, volume, or pricing data obtained through the Service without authorization from the Seller, except to provide reporting to Buyer’s applicable Client(s) about their Advertising Transactions.

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V. AD CONTRACT or TRADE CONTRACTS

a	Ad Contract. From time to time, Buyer and Seller may execute Trades through the NYIAX System which result in Ad Contracts governed by these Terms. As applicable, each Ad Contract will specify:

(i) the type(s) and amount(s) of Deliverables, (ii) the price(s) for such Deliverables, (iii) the maximum amount of money to be spent pursuant to the Trade, (iv) the start and end dates of the campaign, and (v) the identity of and contact information for any Third-Party Ad Server. Other items that may be included are, but are not limited to, delivery verification vendor identity and contact information, payment terms, creative restrictions, and Ad Contract delivery extension availability. Each Ad Contract generated by NYIAX will result in an Ad Contract containing all pertinent information necessary for the delivery of the contracted campaign.

VI. AD PLACEMENT AND POSITIONING

a	Compliance with Ad Contracts. Seller will comply with the Ad Contract and associated Ad Contracts resulting from applicable Re-Trades, including all Ad placement restrictions and will create a reasonably balanced delivery schedule. Seller will provide, within the scope of the Ad Contracts, an Ad to the Site specified on the Ad Contracts when such Site is visited by an Internet user. Seller will not place any Ad on a page with no content, on top of or under another Ad, on a site not associated with the Traded Ad Instrument, or in such a fashion that may be deceptive to the end users. Seller will not edit or modify the Ad in any way, including without limitation resizing, captioning or reformatting.

b	Placement and No Modification of NYIAX Tag. Seller shall be solely responsible for placing the NYIAX Tag if requested by NYIAX on the Advertising Inventory and will comply with any specific Ad placement specified in an applicable Ad Instrument. Seller agrees to use the NYIAX Tag or Advertiser Tag provided by NYIAX for displaying an Ad in accordance with Contract Terms.

VII. PAYMENT AND PAYMENT LIABILITY

a	Payment Terms. Within Orders, Buyer and Seller may specify acceptable terms for the payment of fulfilled Ad Contracts (“Payment Terms”).

i.	Net Payment Terms – Direct Ad Serving. Net Payment Terms shall be payable post reconciliation, with payments posted by the Buyer no later than the number of days agreed upon in the Ad Contract.

ii.	Net Payment Terms – Programmatic Delivery. Per the terms of the Ad Contract post reconciliation, payments will be facilitated through NYIAX or a NYIAX preferred 3rd party vendor, where NYIAX or the NYIAX preferred 3rd party shall maintain sequential liability distribution of funds to Seller. Buyer’s DSP shall remit payment to NYIAX or a NYIAX preferred 3rd party vendor no later than the number of days agreed upon in the Ad Contract.

iii.	Payment On Trade. For Trades where the Payment Term of Payment On Trade (“Payment On Trade”) is selected, Buyer will be invoiced within fifteen (15) business day and has fifteen (15) business day from the time of invoice receipt to post payment.

b	Payment Liability. Buyer shall pay all invoices associated with Ad Contracts entered into through the use of the System in accordance with these Terms, and the MSA.

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VIII. REPORTING

a	Count of Record. At the time of Order creation, Buyer and Seller will identify acceptable sources to act as the Count of Record. When placing a Bid, Buyer will identify their preferred Count of Record for the potential Ad Contract. When accepting a Bid, Seller must agree to the Buyer’s identified Count of Record or may deny the Bid.

b	Count of Record Reporting. Either Buyer or Seller will make daily reporting available to NYIAX, from the Count of Record, electronically through API, CSV upload, or e-mail, beginning on the campaign start date and on a daily basis until seven (7) days post the campaign end date, or seven (7) days post the Ad Contract Extension end date as per Section X(a). Reports will be broken out by day and summarized by creative execution, Count of Record identifier, impressions, clicks, and other variables as may be defined within the Ad Contract. The Count of Record results will be utilized as the sole representation of Ad Contract delivery performance as it pertains to Ad Contract fulfillment, reconciliation, and billing, Where API access is available for a Count of Record, Buyer or Seller will provide reporting credentials for NYIAX, allowing automated ingestion.

c	Other Reporting Sources. Buyer and Seller may make other daily reporting results available to NYIAX, electronically through API, CSV upload, or e-mail, for other sources of reporting, including but not limited to Buyer or Seller ad servers, fraud identification providers, and viewability providers. For any reporting source not considered the Count of Record for a given Ad Contract, the reported data is made available only as an aid for Buyers and Sellers to manage pacing and are not utilized for billing or reconciliation purposes.

d	Confirmation of Campaign Initiation. Seller will, within two (2) business days of the start date on the Ad Contract, provide confirmation to NYIAX, either through the NYIAX UI or e-mail, stating whether the components of the Ad Contract have begun delivery.

e	Reporting Failure. Buyer and Seller will use commercially reasonable efforts to provide Count of Record Reporting for each Ad Contract. Should reporting for a specific time period be unavailable from no direct fault of either the Buyer or Seller, NYIAX will use commercially reasonable efforts to assist Buyer and Seller in the resolution and collection of the missing data from the Count of Record.

IX. TERMINATION, MODIFICATION, AND CANCELLATION

a	Without Cause. All Trades and subsequent Ad Contracts entered into through the NYIAX Platform are non- cancelable except as provided herein IX(a)-(e).

b	For Cause. Either Buyer or Seller may terminate an Ad Contract at any time if the other party is in material breach of its obligations hereunder, which breach is not cured within 10 days after receipt of electronic notification, provided through the NYIAX Platform, from the non-breaching party, except as otherwise stated in these Terms with regard to specific breaches. Additionally, if Buyer breaches its obligations by violating the same Contract Term three times and receives timely notice of each such breach, even if Buyer cures such breaches, then Seller may terminate the Ad Contract or placements associated with such breach upon written notice. If Buyer does not cure a violation of a Policy within the applicable 10-day cure period after notification by Seller to Buyer, then Seller may terminate the Ad Contract and/or placements associated with such breach upon written notice. Should either party terminate the Ad Contract for cause, the rules of Section X, Reconciliation and Billing, shall still apply in regard to both the delivered and undelivered portions of the terminated Ad Contract.

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c	Grace Period. Buyer and Seller will use all commercially reasonable methods to meet all pre-delivery milestones by the due dates listed in the Ad Contract; however, if pre-delivery milestones have not been met to the satisfaction of either Buyer or Seller, and only in a case where campaign delivery has not begun, then either party may cancel the Ad Contract within three (3) days post the start date of the campaign as detailed on the Ad Contract.

d	Cancellations and Modifications Post Trade. Once Buyer enters into a Trade with a Seller, cancellations and modifications may only be made with the approval of both parties, and with the assistance of the NYIAX Client Solutions Team. If either party would like to cancel or modify an Ad Contract during the Delivery per Section II(d), NYIAX System Operation, the party should contact their NYIAX Client Solutions representative and include the order information, including but not limited to; amount paid, email address used, date of purchase, and destination URL. Notwithstanding the above, NYIAX is not responsible for and makes no guarantee concerning any counterparties willingness to cancel or modify a Trade or Ad Contract. Orders that are modified or cancelled with approval by both parties, in whole or in part, will be refunded (for Prepaid Payment) or billed (for Postpaid Payment) in accordance with this Section IX.

e	Cancellation due to Bidding/Targeting Terms agreed in RFP or RFQ. If the Buyer and Seller have agreed to Bidding/Targeting Terms different from those stated in the Order Terms list through an RFP or an RFQ process, then the Bidding/Targeting Terms in the RFP and RFQ process will be the defining terms of the Ad Contract and the Ad Contract will solely adhere to those Bidding/Targeting Terms.

X. RECONCILIATION AND BILLING

a	Ad Contract Extension. Buyer may, at the time of Order creation, identify whether an associated Ad Contract may be extended beyond the campaign end-date (“Ad Contract Extension”), and the number of permissible extension days.

b	Reconciliation. NYIAX will utilize reported data sourced from the Count of Record and provided to

NYIAX by the Buyer and/or Seller, to reconcile individual Ad Contract delivery.

i.	Total Delivery of the Campaign Assets (“Total Delivery”) is calculated as the total delivered volume, reported by the Count of Record, divided by the Contract Asset Volume, resulting in a percentage rounded to nearest integer. Total Delivery is displayed in the NYIAX Platform reconciliation interface and is updated daily throughout the delivery of the campaign.

ii.	Seven (7) days post campaign end-date, or seven (7) days post the Contract Extension end date if applicable, NYIAX will utilize the Total Delivery to record a Reconciliation Contract Percentage for the associated Ad Contract.

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iii.	If the Total Delivery exceeds 100%, the Reconciliation Percentage will be recorded at 100%, and the associated campaign will be considered to have delivered in full.

c	Reconciled Billable Calculation. The final billable Ad Contract amount shall be calculated in the following manner:

i.	The Ad Contract Value multiplied by the Reconciliation Contract Percentage.

●	Example: if the Reconciliation Contract Percentage is 92% and the contract amount is $1,000, the amount due is $920.

XI. AD MATERIALS

a	Submission. Agency will submit Advertising Materials pursuant to Section III(c) above in accordance with Contract Terms. Seller’s sole remedies for a breach of this provision are set forth in the MSA, and Sections XII (c) and (e), below.

b	Late Creative. Buyer will use commercially reasonable efforts to provide Advertising Materials to Seller in accordance with the terms of the Ad Contract. If Advertising Materials are not delivered before the campaign start date for any reason, unless Buyer has notified NYIAX before the flight date of the Ad Contract for reasons of the delay where the Ad Contract will be modified to a pro-rata amount due to notification of late delivery, Seller will begin to charge the Buyer on the Ad Contract start date on a pro rata basis based on the full Ad Contract, excluding portions consisting of performance-based, non-guaranteed inventory, for each full day the Advertising Materials are not received.

c	Compliance. Seller reserves the right within its discretion to reject or remove from its Site any Ads for which the Advertising Materials, software code associated with the Advertising Materials (e.g. pixels, tags, JavaScript), or the website to which the Ad is linked do not comply with the Contract Terms, or that in Seller’s sole reasonable judgment, do not comply with any applicable law, regulation, or other or administrative order. In addition, Seller reserves the right within its discretion to reject or remove from its Site any Ads for which the Advertising Materials or the website to which the Ad is linked are, or may tend to bring, disparagement, ridicule, or scorn upon Seller or any of its Affiliates (as defined below), provided that if Seller has reviewed and approved such Ads prior to their use on the Site, Seller will not immediately remove such Ads before making commercially reasonable efforts to acquire mutually acceptable alternative Advertising Materials from Agency.

d	Do No Harm. Any and all Ads are and shall remain SSL/TSL compliant and otherwise suitable for being served via HTTPS; (i) Ads are and will be free of any harmful elements including, but not limited to, malware of any kind, viruses, worms, Trojan horses, spyware, “time bombs,” time-out or deactivation functions, “back doors,” adware, or other harmful or malicious code; (ii) Ads do not and will not violate or infringe the rights of any third-party, including but not limited to copyright, trademark, patent, trade secret or other Intellectual Property right; (iii) ads do not and will not contain any material or information that is obscene, defamatory, libelous, slanderous, or which will violate any person’s right of publicity, privacy or personality or otherwise result in any tort, injury damage, or harm to persons; and (iv) Ads do not and will not contain code that interferes with the display of Seller’s Sites or media properties.

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e	Damaged Creative. If Advertising Materials provided by Agency are damaged, not to Seller’s specifications, or otherwise unacceptable, Seller will use commercially reasonable efforts to notify Agency within two (2) business days of its receipt of such Advertising Materials.

f	No Modification. Seller will not edit or modify the submitted Ads in any way, including, but not limited to, resizing the Ad, without Agency’s approval. Seller will use all Ads in strict compliance with these Terms and the Contract Terms.

g	Ad Tags. When applicable, tags provided by Buyer, Third Party, and/or NYIAX will be implemented so that they are functional in all aspects.

h	No Modification of NYIAX Tag. Any tag provided by NYIAX (“NYIAX Tag”) shall not be modified without prior written consent from NYIAX, however, Publisher may modify the NYIAX Tag for purposes of inserting certain language pre-approved by NYIAX either above or below a response served by NYIAX. Requests for language approval should be in writing and sent to NYIAX. Requests will be reviewed and approved or denied within seven (7) days of receipt, if NYIAX does not respond the proposed language changes shall be automatically approved. Any modifications to NYIAX Tag shall be owned solely by NYIAX. NYIAX is not responsible for errors or discrepancies caused by modifications to NYIAX Tags or failure to comply with trafficking instructions. NYIAX Tags shall be deemed part of the NYIAX Intellectual Property under the MSA.

i	Trademark Usage. Seller, on the one hand, and Buyer, on the other, will not use the other’s trade name, trademarks, logos, Ads or any of the contents in the Ads, in any public announcement (including, but not limited to, in any press release) regarding the existence or content of these Terms or an Ad Contract without the other’s prior written approval.

XII. NON-DISCLOSURE, DATA USAGE AND OWNERSHIP, PRIVACY AND LAWS

a	Additional Definitions. As used herein the following terms shall have the following definitions:

i.	“User Volunteered Data” is personally identifiable information collected from individual users by Seller during delivery of an Ad pursuant to the Ad Contract, but only where it is expressly disclosed to such individual users that such collection is solely on behalf of Buyer. For purposes of this Agreement, “Personally-Identifiable Information” is any information or data that, when used alone or combined with other data, may be used to identify individuals, and which includes, but is not limited to, an individual’s name, mailing address, email address, phone number, account information, title, birth date, gender, occupation, or other information that is unique to or permits identification of that individual.

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ii.	“Ad Contract Details” are details set forth on the Ad Contract but only when expressly associated with the applicable Discloser, including, but not limited to, Ad pricing information, Ad description, Ad placement information, and Ad targeting information.

iii.	“Performance Data” is data regarding a campaign gathered during delivery of an Ad pursuant to the Ad Contract (e.g., number of impressions, interactions, and header information), but excluding Site Data or Ad Contract Details.

iv.	“Site Data” is any data that is (A) preexisting Seller data used by Seller pursuant to the Ad Contract; (B) gathered pursuant to the Ad Contract during delivery of an Ad that identifies or allows identification of Seller, Seller’s Site, brand, content, context, or users as such; or (C) entered by users on any Seller Site excluding User Volunteered Data.

v.	“Collected Data” consists of Ad Contract Details, Performance Data, and Site Data.

vi.	“Repurposing” means retargeting a user or appending data to a non-public profile regarding a user for purposes other than performance of the Ad Contract.

vii.	“Aggregated” means a form in which data gathered under an Ad Contract is combined with data from numerous campaigns of numerous Advertisers or Buyers and precludes identification, directly or indirectly, of an Advertiser or Buyer.

b	Use of Collected Data.

i.	Unless otherwise authorized by Seller, Advertiser will not: (A) use Collected Data for Repurposing; provided, however, that Performance Data may be used for Repurposing so long as it is not joined with any Ad Contract Details or Site Data; (B) disclose Ad Contract Details of Seller or Site Data to any Affiliate or Third Party except as set forth in Section XIII(d)(iii) below.

ii.	Unless otherwise authorized by Buyer, then the Seller will not: (A) use or disclose Ad Contract Details of Buyer, Performance Data, or a user’s recorded view or click of an Ad, each of the foregoing on a non-Aggregated basis, for Repurposing or any purpose other than performing under the Ad Contract, compensating data providers in a way that precludes identification of the Buyer, or internal reporting or internal analysis; or (B) use or disclose any User Volunteered Data in any manner other than in performing under the Ad Contract.

iii.	Buyer, and Seller (each a “Transferring Party”) will require any Third Party or Affiliate used by the Transferring Party in performance of the Ad Contract on behalf of such Transferring Party to be bound by confidentiality and non-use obligations at least as restrictive as those on the Transferring Party, unless otherwise set forth in the Ad Contract.

c	User Volunteered Data. All User Volunteered Data is the property of Buyer, is subject to the Buyer’s posted privacy policy, and is considered Confidential Information of Buyer. Buyer agrees to provide NYIAX with an unlimited worldwide right and license to such data so long as they are a Participant of the NYIAX Platform and solely for their use.

d	Privacy Policies. Seller will post on their respective Web sites their privacy policies and adhere to their privacy policies, which will abide by applicable laws. Failure by Seller to continue to post a privacy policy, or non- adherence to such privacy policy, is grounds for immediate cancellation of the Ad Contract by the other party.

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e	Compliance with Law. Agency, Advertiser, Buyer, and Seller will at all times comply with all federal, state, and local laws, ordinances, regulations, and codes which are applicable to their performance of their respective obligations under the Ad Contract.

f	Agency Use of Data. Agency will not: (i) use Collected Data unless Advertiser or Buyer is permitted to use such Collected Data, nor (ii) use Collected Data in ways that Advertiser is not allowed to use such Collected Data. Notwithstanding the foregoing or anything to the contrary herein, the restrictions on Advertiser in Section XIII (d)(i) shall not prohibit Agency from (A) using Collected Data on an Aggregated basis for internal media planning purposes only (but not for Repurposing), or (B) disclosing qualitative evaluations of Aggregated Collected Data to its clients and potential clients, and media companies on behalf of such clients or potential clients, for the purpose of media planning.

g	Confidentiality. A Participant receiving Confidential Information may only use Confidential Information to exercise its rights and fulfill its obligations under this Agreement and will take reasonable measures to avoid unauthorized disclosure or misuse of the Confidential Information, including, but not limited to, taking such security precautions as it takes to protect its own Confidential Information.

XIII.	THIRD PARTY AD SERVING AND TRACKING (Applicable if Third Party Ad Server is used)

a	Third Party Ad Server Malfunction. Where Buyer is using a Third-Party Ad Server and that Third- Party Ad Server cannot serve the Ad, Agency will have a one-time right to temporarily suspend delivery under the Ad Contract for a period of up to 72 hours. Upon notification, through the NYIAX Platform, by the Buyer of a non-functioning Third Party Ad Server, Seller will have 24 hours to suspend delivery. Following that period, Agency will not be held liable for payment for any Ad that runs within the immediately following 72-hour period until Seller is notified that the Third-Party Ad Server is able to serve Ads. After the 72-hour period passes and Agency has not provided notification through the NYAIX Platform that Seller can resume delivery under the Ad Contract, Advertiser will pay for the Ads that would have run, or are run, after the 72-hour period but for the suspension and can elect Seller to serve Ads until the Third-Party Ad Server is able to serve Ads. If Agency does not so elect for Seller to serve the Ads until Third Party Ad Server is able to serve Ads, Seller may use the inventory that would have been otherwise used for Seller’s own advertisements or advertisements provided by a Third-party.

b	Third Party Ad Server Fixed. Upon notification that the Third-Party Ad Server is functioning, Seller will have 24 hours to resume delivery. Any delay in the resumption of delivery beyond this period, may affect Total Delivery.

XIV.	CHANGES TO THE NYIAX RULES OF EXCHANGE

a	NYIAX from time to time may make material changes to the NYIAX Rules of Exchange and send the contemplated update to all participates to opt out of the Service, if the changes to the Rules of Exchange are not acceptable. NYIAX shall send the proposed changes to the Rules of Exchange to Participant’s (Buyers and Seller) Administrator and Participants will have seven (7) business days to either agree to the changes or Terminate the agreement. Failure to disclose or notify NYIAX for an extension of time to accept or reject will result in determination of acceptance.

b	Non-material changes do not require notice or an extension to comply. Additional information similar to definitions for clarity to all Participants and other changes which do not materially affect the use of the NYIAX system and are considered non-material changes.

XV.	NOTIFICATIONS

a	Any Participant may always address question to the NYIAX Client Solutions team at info@nyiax.com.

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